Orion Group Holdings, Inc. Reports Adjusted Fourth Quarter and Full Year 2017 Results

Houston, Texas, March 8, 2018 -- Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported net income of $9.5 million ($0.34 diluted earnings per share) for the three months ended December 31, 2017. These results compare to net loss of $6.3 million, ($0.23 diluted loss per share) for the same period a year ago. Excluding net benefits of $4.3 million related to the implementation of the Tax Cuts and Jobs Act of 2017 and other tax reserves, adjusted net income for the fourth quarter 2017 was $5.2 million ($0.19 diluted earnings per share). For the full year 2017, the Company reported net income of $0.4 million ($0.01 diluted earnings per share), which compares to the prior full year 2016 net loss of $3.6 million ($0.13 diluted loss per share). Excluding the fourth quarter tax-related benefit, adjusted net loss for the full year 2017 was $3.9 million ($0.14 diluted loss per share).

2017 Highlights

•	Continued strong demand for services across market segments

•	Bid on $2.5 billion of projects with a win rate of 20%

•	Continued to right-size infrastructure sector by reducing costs and evaluating equipment needs in the marine segment to meet forward market demand

•	Expanded the building sector by entering into the strong growth market of Central Texas with the acquisition and integration of a concrete company serving this region

•	Prepared to further develop our targeted infrastructure, industrial and building sectors

“While 2017 was a challenging year with customer permitting delays in the first half, and significant hurricane impacts in the third quarter, we ended the year with solid operational performance and continued strong market demand,” said Mark Stauffer, Orion Group Holding's President and Chief Executive Officer. “The recent hurricanes created opportunity for additional projects in the fourth quarter and helped lead to better equipment utilization during the quarter in our marine segment. Upcoming opportunities, in addition to macroeconomic drivers for our concrete and marine business segments, provide us with confidence as we enter 2018. We are pleased with the Company’s fourth quarter execution and look forward to continued strong execution throughout 2018.”

Consolidated Results for Fourth Quarter 2017 Compared to Fourth Quarter 2016

•
Contract revenues were $162.2 million, an increase of 12.4%, as compared to $144.3 million. The increase is primarily attributable to the expansion into the Central Texas market, as well as absence of one-time charges related to the accounting treatment of a specific contract with significant differing site conditions in 2016.

•
Gross profit was $27.8 million, as compared to $11.7 million. Gross profit margin was 17.1%, as compared to 8.1%. The increase is primarily attributable to the increase in demand in the Marine segment related to an active hurricane season and timing and mix of projects, as well as the absence of one-time charges related to the accounting treatment of a specific contract with significant differing site conditions during 2016.

•
Selling, General, and Administrative expenses were $17.0 million, as compared to $17.3 million. The decrease is primarily attributed to reductions in corporate overhead and consulting fees, offset by the addition of Central Texas operations in the Concrete segment and to one-time charges related to management changes.

•
Operating income was $10.8 million as compared to operating loss of $5.3 million. The increase is primarily attributable to the increase in demand in the Marine segment related to an active hurricane season and timing and mix of projects, as well as the absence of one-time charges related to the accounting treatment of a specific contract with significant differing site conditions during 2016.

•	EBITDA was $17.9 million, representing a 11.1% EBITDA margin, as compared to EBITDA of $3.1 million, or 2.2% EBITDA margin.
Consolidated Results for Full Year 2017 Compared to Full Year 2016

•
Contract revenues were $578.6 million, an increase of 0.1%, as compared to $578.2 million. The slight increase is attributed to the absence of one time-time charges from prior year, offset by delays in customers obtaining necessary permits and unprecedented weather events affecting operations.

•
Gross profit was $66.9 million, a decrease of 0.9%, as compared to $67.5 million. Gross profit margin was 11.6% as compared to 11.7% in the prior year. The decrease is attributed to delays in customers obtaining necessary permits and unprecedented weather events affecting operations, offset by the absence of one-time charges from the prior year.

•
Selling, General, and Administrative expense was $66.0 million, as compared with $65.0 million. The increase is attributed to the acquisition of TBC in the Concrete segment offset by reductions in corporate overhead and consulting fees.

•
Operating income was $1.5 million, as compared to $4.1 million. The decrease is attributed to delays in customers obtaining necessary permits and unprecedented weather events affecting operations, partially offset by solid execution in Q4.

•
EBITDA was $31.1 million, representing a 5.4% EBITDA margin, which compares to EBITDA of $38.3 million, or a 6.6% EBITDA margin. The decrease is due to delays in customers obtaining necessary permits and unprecedented weather events, slightly offset by solid execution in Q4.

Segment Results for Fourth Quarter 2017 Compared to Fourth Quarter 2016

Marine Segment

•
Contract revenues were $88.2 million, an increase of 46.8%, as compared to $60.1 million. The increase is primarily attributable to higher demand related to an active hurricane season, timing and mix of projects and the absence of one-time charges related to the accounting treatment of a specific contract with significant differing site conditions in 2016.

•
Operating income was $7.8 million, as compared to an operating loss of $11.3 million. The increase is primarily attributable to increased demand related to an active hurricane season, the absence of one-time charges related to the accounting treatment of a specific contract with significant differing site conditions in 2016 and solid execution in Q4.

•	EBITDA was $15.4 million, representing a 17.4% EBITDA margin, as compared to $(4.0) million EBITDA and a (6.7)% EBITDA margin in the prior year period.

Concrete Segment

•
Contract revenues were $74.0 million, a decrease of approximately 12.1%, as compared to $84.2 million. The decrease is attributable to abnormal winter weather delays, which caused certain project delays.

•	Operating income was $3.1 million, as compared to operating income of $6.0 million. The decrease is attributable to abnormal winter weather delays, which caused certain project delays.

•
EBITDA was $2.5 million, representing a 3.5% EBITDA margin, as compared to $7.2 million EBITDA and a 8.5% EBITDA margin. The decrease is attributable to abnormal winter weather delays, which caused certain project delays.

Segment Results for Full Year 2017 Compared to Full Year 2016

Marine Segment

•
Contract revenues were $285.7 million, an increase of 0.4%, as compared to $284.6 million. The increase is attributed to the absence of one time-time charges from the prior year, offset by delays in customers obtaining necessary permits and unprecedented weather events affecting operations.

•
Operating loss was $18.4 million, as compared to an operating loss of $12.4 million. The decrease is attributed to delays in customers obtaining necessary permits and unprecedented weather events affecting operations.

•
EBITDA was $11.2 million, representing a 3.9% EBITDA margin, as compared to $15.9 million EBITDA and a 5.6% EBITDA margin. The decrease is attributed to delays in customers obtaining necessary permits and unprecedented weather events affecting operations.

Concrete Segment

•
Contract revenues were $292.8 million, a decrease of 0.3%, as compared to $293.6 million. The decrease is attributable to Hurricane Harvey and abnormal winter weather delays in Q4, partially offset by the expansion into the Central Texas market.

•
Operating income was $19.9 million, as compared to operating income of $16.5 million. The increase is attributable to margin expansion in contract execution as well as decreased SG&A expenses compared to the prior year. This was partially offset by one-time acquisition costs related to the expansion into the Central Texas market.

•
EBITDA was $19.9 million, representing a 6.8% EBITDA margin, as compared to $22.4 million EBITDA and a 7.6% EBITDA margin. The decrease is attributable to an increase in allocated corporate expenses to the reportable segment.

Backlog

Backlog of work under contract as of December 31, 2017 was $360.6 million, which compares with backlog under contract at December 31, 2016 of $434.0 million, a decrease of 16.9%.  Of the 2017 ending backlog, $177.0 million was attributable to the Marine segment, while $183.6 million was attributable to the Concrete segment. The change in year over year backlog is due to the timing and mix of projects award, as well as a significantly large project awarded at the end of 2016.

"During the fourth quarter, we bid on approximately $606 million and were successful on approximately $140 million," said Chris DeAlmeida, Orion Group Holding's Executive Vice President and Chief Financial Officer. "This resulted in a 0.86 times book-to-bill ratio and a win rate of 23.1%. In the Marine segment, we bid on approximately $179 million during the fourth quarter 2017 and were successful on $66 million, which translated into a 0.75 times book-to-bill ratio and a win rate of 36.8%. The Concrete segment also had healthy bid levels for the quarter, bidding on approximately $426 million in work while being awarded approximately $74 million. This yielded a 0.99 times book-to-bill ratio and a win rate of 17.4%."

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized, will result in earnings.  Backlog can fluctuate from period to period due to the timing and execution of contracts.  Given the typical duration of the Company's projects, which generally range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period.

Business Segment Overviews

The infrastructure sector, which consists of the Marine segment, continues to provide both public and private opportunities to maintain and expand marine facilities on and over U.S. waterways. Throughout the Company’s operating areas, market fundamentals remain positive, and Orion is seeing pockets of margin expansion. The weather events of the third quarter have and will continue to provide additional opportunities for marine segment projects in the near term. Private sector bid opportunities from downstream energy customers continue as they expand their waterside facilities associated with refining and storage. Recreational demand continues from private customers as local marinas are being expanded and remodeled, while business opportunities from cruise lines remains strong related to new destinations or refurbishment of existing destinations in the Caribbean.

The building sector, which consists of the Concrete segment, continues to see solid demand as its three major metropolitan markets continuously retain their positions as leading destinations for families and businesses to reside. Population growth throughout the Company’s markets continues to drive new distribution centers, office expansion, retail and grocery establishments, multi-family housing units, educational facilities and medical facilities. In Houston, the Company is experiencing some tightening in the market, but expects to continue to maintain market share. The Company is focused on continuing to expand its market share in the Dallas-Fort Worth market, including adding structural opportunities. Finally, solid growth is expected in the Central Texas market as the Company continues to expand with fundamentally strong end market drivers.

In the industrial sector, the Company will continue its greenfield expansion by combining talent and resources from the Marine segment and Concrete segment to execute and pursue concrete foundation work inside the industrial environment. The massive, long-term petrochemical driven opportunities along the Gulf Coast provide significant potential to expand the Company’s addressable project opportunities. In fact, the U.S. is on pace to become a net exporter of natural gas by 2018 as a result of the shale revolution, which has led to increased domestic production of natural gas. This will lead to outpaced growth in the petrochemical industry that should account for more than half of the construction spending in the manufacturing sector.

Outlook

“Delivering profitable returns to shareholders remains the key focus for the Company,” stated Mr. Stauffer. “Expansion of our existing and future operations in the infrastructure, industrial, or building sectors should provide further catalysts for EBITDA growth. As we look ahead, we expect to see continued strong demand for our services across the Company. We will continue to focus on delivering high quality projects to our customers with continued expansion of our services across our operating segments and areas. As a result, we expect to see some bottom line improvement in 2018 as compared to 2017. This bottom line improvement should expand more significantly in 2019 and beyond as our expansion plans become fully developed. While the past couple of years have been choppy, we believe we have developed a strong go forward strategy that will result in continued bottom line improvement, with more consistent earnings and higher free cash flow returns. We remain excited about the future and believe we have solid fundamentals for continued success.”

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the fourth quarter 2016 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, March 8, 2018. To listen to a live webcast of the conference call, or access the replay, visit the Calendar of Events page of the Investor Relations section of the website at www.oriongroupholdingsinc.com. To participate in the call, please dial the Orion Group Holdings, Inc. Fourth Quarter and Full Year 2017 Earnings Conference Call toll free at (855) 478-9690; participant code: 7248789.

About Orion Group Holdings, Inc.

Orion Group Holdings, Inc., a leading specialty construction company, provides services both on and off the water in the continental United States, Alaska, Canada and the Caribbean Basin through its heavy civil marine construction segment and its commercial concrete segment. The Company’s heavy civil marine construction segment services include marine transportation, facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design, and specialty services.  Its commercial concrete segment provides turnkey concrete construction services including pour and finish, dirt work, layout, forming, rebar, and mesh across the light commercial, structural and other associated business areas.  The Company is headquartered in Houston, Texas with regional offices throughout its operating areas.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income,” “adjusted earnings per share,” “EBITDA,” and “EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G.  The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Adjusted net income and adjusted earnings per share should not be considered as an alternative to net income available to common stockholders or earnings per share. Adjusted net income and adjusted earnings per share exclude certain items that management believes affect the comparability of operating results. The company believes these adjusted financial measures are a useful adjunct to earnings calculated in accordance with GAAP because management uses adjusted net income available to common stockholders to evaluate the company's operational trends and performance relative to other companies. Items excluded, generally are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period.  The GAAP financial measure that is most directly comparable to EBITDA is net income, while the GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues.  EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses.  Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition.  In addition, EBITDA is used internally for incentive compensation purposes.  The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance.  EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future.  Forward looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 9, 2018, which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contact
Orion Group Holdings Inc.
Shane Martin, Investor Relations (972) 850-2001

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Contract revenues	162,214	144,295	578,553	578,236
Costs of contract revenues	134,463	132,638	511,663	510,754
Gross profit	27,751	11,657	66,890	67,482
Selling, general and administrative expenses	16,995	17,259	66,026	64,987
Gain from sale of assets, net	(84)	(319)	(674)	(1,579)
Operating income (loss)	10,840	(5,283)	1,538	4,074
Other (expense) income
Other income	11	27	41	59
Interest income	—	2	11	3
Interest expense	(1,545)	(1,480)	(5,731)	(6,175)
Other expense, net	(1,534)	(1,451)	(5,679)	(6,113)
Income (loss) before income taxes	9,306	(6,734)	(4,141)	(2,039)
Income tax (benefit) expense	(232)	(391)	(4,541)	1,581
Net income (loss)	$9,538	$(6,343)	$400	$(3,620)

Basic income (loss) per share	$0.34	$(0.23)	$0.01	$(0.13)
Diluted income (loss)per share	$0.34	$(0.23)	$0.01	$(0.13)
Shares used to compute income (loss) per share
Basic	27,928,045	27,463,956	28,029,936	27,536,967
Diluted	28,229,436	27,463,956	28,354,280	27,536,967

Orion Group Holdings, Inc. and Subsidiaries
Selected Results of Operations
(In Thousands, Except Share and Per Share Information)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Marine
Contract revenues	$88,171	$60,082	$285,736	$284,632
Operating income (loss)	7,755	(11,321)	(18,406)	(12,403)

Concrete
Contract revenues	$74,044	84,213	$292,817	$293,604
Operating income	3,085	6,038	19,944	16,477

Orion Group Holdings, Inc. and Subsidiaries
Reconciliation of Adjusted Net Income
(In thousands, except per share information)
(Unaudited)

	Three months ended December 31,	Twelve months ended December 31,
	2017	2017
Net income	$9,538	$400
Benefits related to the implementation of the Tax Cuts and Jobs Act of 2017	(5,938)	(5,938)
Other tax reserves	1,614	1,614
Adjusted net income (loss)	$5,214	$(3,924)
Adjusted EPS	$0.19	$(0.14)

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations
(In Thousands, Except Margin Data)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net income (loss)	9,538	$(6,343)	$400	$(3,620)
Income tax (benefit) expense	(232)	(391)	(4,541)	1,581
Interest expense, net	1,545	1,478	5,720	6,172
Depreciation and amortization	7,069	8,397	29,491	34,162
EBITDA(1)	$17,920	$3,141	$31,070	$38,295
Operating income (loss) margin(2)	6.7%	(3.7)%	0.3%	0.8%
Impact of depreciation and amortization	4.4%	5.8%	5.1%	5.9%
EBITDA margin(1)	11.1%	2.2%	5.4%	6.6%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine		Concrete
	Three months ended December 31,		Three months ended December 31,
	2017	2016	2017	2016
Operating income (loss)	7,755	(11,321)	3,085	6,038
Other income (expense), net	2,678	1,678	(2,666)	(1,651)
Depreciation and amortization	4,953	5,608	2,116	2,789
EBITDA(1)	$15,386	$(4,035)	$2,535	$7,176
Operating income (loss) margin(2)	11.8%	(16.0)%	0.6%	5.2%
Impact of depreciation and amortization	5.6%	9.3%	2.9%	3.3%
EBITDA margin (1)	17.4%	(6.7)%	3.5%	8.5%

Orion Group Holdings, Inc. and Subsidiaries
EBITDA and EBITDA Margin Reconciliations by Segment
(In Thousands, Except Margin Data)
(Unaudited)

	Marine		Concrete
	Twelve months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Operating (loss) income	(18,406)	(12,403)	19,944	16,477
Other income (expense), net	9,197	6,874	(9,156)	(6,815)
Depreciation and amortization	20,370	21,398	9,121	12,764
EBITDA(1)	$11,161	$15,869	$19,909	$22,426
Operating (loss) income margin(2)	(3.2)%	(1.9)%	3.7%	3.3%
Impact of depreciation and amortization	7.1%	7.5%	3.1%	4.3%
EBITDA margin (1)	3.9%	5.6%	6.8%	7.6%

(1) EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
(2) Operating income margin is calculated by dividing operating income plus other income and loss from sale of assets (if any) by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Information)

	2017	2016
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$9,086	$305
Accounts receivable:
Trade, net of allowance of $0 and $0, respectively	84,953	92,202
Retainage	39,189	40,201
Other current	3,706	4,634
Income taxes receivable	339	133
Inventory	4,386	5,392
Deferred tax asset	—	2,013
Costs and estimated earnings in excess of billings on uncompleted contracts	46,006	39,968
Asset held for sale	—	6,375
Prepaid expenses and other	4,124	3,885
Total current assets	191,789	195,108
Property and equipment, net	146,278	158,082
Accounts receivable, non-current	—	733
Inventory, non-current	4,915	3,998
Goodwill	69,483	66,351
Intangible assets, net of amortization	18,175	22,032
Other non-current	2,645	1,372
Total assets	$433,285	$447,676
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$22,756	$19,188
Accounts payable:
Trade	45,194	49,123
Retainage	1,990	893
Accrued liabilities	17,873	19,946
Taxes payable	256	689
Billings in excess of costs and estimated earnings on uncompleted contracts	33,923	27,681
Total current liabilities	121,992	117,520
Long-term debt, net of debt issuance costs	63,185	82,077
Other long-term liabilities	3,573	2,493
Deferred income taxes	13,243	19,000
Interest rate swap liability	26	382
Total liabilities	202,019	221,472
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 28,860,961 and 28,405,850 issued; 28,149,737 and 27,694,626 outstanding at December 31, 2017 and December 31, 2016, respectively	288	283
Treasury stock, 711,231 and 711,231 shares, at cost December 31, 2017 and December 31, 2016, respectively	(6,540)	(6,540)
Other comprehensive loss	(26)	(382)
Additional paid-in capital	174,697	171,079
Retained earnings	62,847	61,764
Total stockholders’ equity	231,266	226,204
Total liabilities and stockholders’ equity	$433,285	$447,676

Orion Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Twelve months ended December 31,
	2017	2016
Cash flows from operating activities
Net income (loss)	$400	$(3,620)
Adjustments to reconcile net (loss) to net cash provided by
Operating activities:
Depreciation and amortization	29,491	34,162
Deferred financing cost amortization	1,269	1,225
Deferred income taxes	(4,166)	751
Stock-based compensation	2,303	2,280
Gain on sale of property and equipment	(674)	(1,579)
Change in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	15,022	(23,935)
Income tax receivable	(952)	(49)
Accounts receivable, non-current	—	(511)
Inventory	89	1,696
Prepaid expenses and other	(226)	856
Costs and estimated earnings in excess of billings on uncompleted contracts	(6,030)	19,640
Accounts payable	(5,666)	(5,717)
Accrued liabilities	(1,519)	(1,123)
Income tax payable	(433)	(125)
Billings in excess of costs and estimated earnings on uncompleted contracts	5,225	(802)
Net cash provided by operating activities	34,133	23,149
Cash flows from investing activities:
Proceeds from sale of property and equipment	6,826	2,152
Purchase of property and equipment	(10,729)	(18,715)
Acquisition of TAS and purchase price adjustments	—	(369)
Acquisition TBC	(6,000)	—
TBC acquisition adjustment	(557)	—
Insurance claim proceeds related to property and equipment	925	—
Contributions to CSV life insurance	(545)	(754)
Net cash used in investing activities	(10,080)	(17,686)
Cash flows from financing activities:
Borrowings from Credit Facility	72,000	57,000
Payments made on borrowings from Credit Facility	(87,813)	(63,084)
Loan costs from Credit Facility	(779)	(486)
Exercise of stock options	1,320	67
Net cash used in financing activities	(15,272)	(6,503)
Net change in cash and cash equivalents	8,781	(1,040)
Cash and cash equivalents at beginning of year	305	1,345
Cash and cash equivalents at end of year	$9,086	$305